Exhibit 99.1
	FOR:	OshKosh B'Gosh, Inc.

	CONTACT:	David L. Omachinski Executive Vice President, Chief Operating Officer, Chief Financial Officer OshKosh B'Gosh, Inc. 920-232-4140

For Immediate Release
CONTACT: Investor Relations: Cara O'Brien/Melissa Myron Financial Dynamics 212-850-5600

OSHKOSH B'GOSH, INC. REPORTS FOURTH QUARTER 2003 RESULTS

Oshkosh, WI -- February 4, 2004 -- OshKosh B'Gosh, Inc. (NASDAQ:GOSHA), today reported financial results for its fourth quarter and year ended January 3, 2004.

Net sales in the fourth quarter were $109.3 million compared to $118.1 million in 2002. Wholesale net sales represented $32.5 million and retail net sales represented $76.3 million of total net sales. This compares to $42.6 million and $74.9 million, respectively, last year. Several factors negatively impacted net sales, including softer Holiday 2003 bookings, margin support to wholesale customers, and a substantially higher level of "close out" sales to liquidate excess inventory. Comparable store sales declined 2.1% for the quarter.

Fourth quarter gross margin was 32.1% of sales versus 43.6% of sales last year. Fourth quarter 2003 gross margin was adversely affected by the high level of "close out" sales at substantially reduced selling prices, margin support levels and a charge against cost of sales to reduce excess inventory and related Spring 2004 purchase commitments resulting from the decision of a major customer to close their children's apparel stores in early 2004. Gross margin in the Company's retail business unit was negatively impacted by aggressive markdowns taken to better position retail inventories for 2004. Selling, general and administrative expenses were $37.5 million, which includes a charge of approximately $1.0 million related to personnel reductions that were announced in December. This compares to $36.5 million of selling, general and administrative expenses in the fourth quarter of 2002.

Net income was $1.0 million, or $0.08 per diluted share, compared to $11.1 million, or $0.90 per diluted share, last year. During the quarter, the Company opened three stores and ended the year with a total of 165 stores.

Douglas W. Hyde, Chairman, President and Chief Executive Officer, said, "Fiscal 2003 was one of the most challenging years we have faced and our results did not meet our expectations. While we did plan for a year over year decline, particularly in our wholesale business, the magnitude was much greater than expected."

In line with previously updated expectations, net sales for the full year were $417.3 million compared to $437.0 million in the prior year. Also as expected, net income totaled $7.2 million, or $0.60 per diluted share, compared to net income of $32.0 million, or $2.54 per diluted share, last year.

Mr. Hyde continued, "While the year ahead will be one of continued transition and challenges remain, we have a plan in place to stabilize and revitalize the business and are fully focused on executing the following:

    Reinvigorating the OshKosh brand

    Improving the core wholesale and outlet store businesses

    Developing new channels for growth

Importantly, we have already made significant progress toward achieving these goals. For instance, in our children's wholesale business, which is and will continue to be one of our core businesses, we have implemented strategies to improve performance and have seen early signs that our initiatives are working. Our new design team's first full line, Holiday 2003, featured special fabrications and designs that provided the customer a fresh look that is uniquely OshKosh and resulted in some of the strongest sell-throughs in recent history."

Mr. Hyde continued, "In addition to strengthening our core businesses, we have been implementing two key initiatives designed to diversify our revenue stream. Our primary channel for additional growth is The OshKosh Company Store concept, which will help firmly establish our brand as a premier family lifestyle brand. We plan to open 14 stores in 2004 with the longer-term goal of up to 120 locations by the end of 2007. In addition, our Genuine Kids sub-brand at Target Stores has achieved very positive results thus far and we have further line extensions, including footwear, planned for fall. We expect Genuine Kids to continue its positive momentum and become a key contributor to our bottom line over the next few years."

For fiscal 2004, the Company currently projects net sales will be in the range of $390 million to $410 million, with retail sales accounting for approximately 65% of the total, and earnings per diluted share will be between $0.75 and $0.95.

Mr. Hyde concluded, "We remain very committed to and optimistic about our brand and our business. We are not looking for short-term fixes but are making the decisions that will provide the most benefit for all of our stakeholders over the long run. Our Company has a solid balance sheet with no long-term debt and substantial cash on hand, a 109-year history, and very strong brand equity to build upon. These assets provide us with a solid foundation and the resources to successfully execute our long-term strategic plan."

During the quarter, the Company repurchased 238,500 shares of its Class A common stock. There are 151,200 shares remaining under the current stock repurchase program.

OshKosh B'Gosh will host a webcast of its fourth quarter results conference call today at 10:00 a.m., Eastern Time. Investors and the media are invited to listen to the call at the Company's web site, www.oshkoshbgosh.com. An archive of the webcast will be available on the same site.

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.

Statements contained herein that relate to the Company's future performance including, without limitation, statements with respect to the Company's anticipated financial position, results of operations or level of business for 2004 or any other future period, are "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, which are generally indicated by words or phrases such as "plan", "estimate", "project", "anticipate", "the Company believes", "management expects", "currently anticipates", "intends", and similar phrases are based on current expectations only and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, projected, or estimated.

Among the factors that could cause actual results to materially differ include the level of consumer spending for apparel, particularly in the children's wear segment, the impact of deflation on children's wear apparel prices; risks associated with competition in the market place, including the financial condition of and consolidations, restructurings and other ownership changes in, the apparel and related products industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, and the Company's ability to remain competitive with respect to product, service and value; risks associated with the Company's dependence on sales to a limited number of large department and specialty store customers, including risks related to customer requirements for vendor margin support, as well as risks related to extending credit to large customers; risks associated with possible deterioration in the strength of the retail industry, including, but not limited to, business conditions and the economy, natural disasters, and the unanticipated loss of a major customer; risks related to the failure of Company suppliers to timely deliver needed raw materials, risks associated with importing its products into the United States under current and future customs and quota rules and regulations, risks associated with using a global transportation matrix and the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with terrorist activities as well as risks associated with foreign operations; risks related to the Company's ability to defend and protect its trademarks and other proprietary rights and other risks related to managing intellectual property issues. In addition, the inability to ship Company products within agreed time frames due to unanticipated manufacturing, distribution system or freight carrier delays or the failure of Company contractors to deliver products within scheduled time frames are risk factors in ongoing business. As a part of the Company's product sourcing strategy, it routinely contracts for apparel products produced by contractors in Asia, Mexico and Central America. If financial, political or other related difficulties were to adversely impact the Company's contractors in these regions, it could disrupt the supply of product contracted for by the Company.

The forward-looking statements included herein are only made as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Summary of Net Sales
(In millions)

	Net Sales (in millions)

	Domestic

	Wholesale	Retail	Other	Total

Three month period ended:
January 3, 2004	$32.5	$76.3	$0.6	$109.4
December 28, 2002	42.6	74.9	0.6	118.1

Increase (decrease)	$(10.1)	$1.4	$--	$(8.7)

Percent increase (decrease)	(23.7%)	1.9%	--%	(7.4%)

Twelve month period ended:
January 3, 2004	$165.7	$248.7	$2.9	$417.3
December 28, 2002	182.7	250.6	3.7	437.0

Increase (decrease)	$(17.0)	$(1.9)	$(0.8)	$(19.7)

Percent increase (decrease)	(9.3%)	(0.8%)	(21.6%)	(4.5%)

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	January 3, 2004*	December 28, 2002*

ASSETS
Current assets
Cash and cash equivalents	$23,931	$36,198
Accounts receivable, net	16,669	16,729
Inventories	61,358	57,114
Prepaid expenses and other current assets	8,316	1,685
Deferred income taxes	10,100	9,600

Total current assets	120,374	121,326

Property, plant and equipment	72,416	70,342
Less accumulated depreciation and amortization	48,720	43,215

Net property, plant and equipment	23,696	27,127

Non-current deferred income taxes	2,000	2,300
Other assets	5,855	5,001

Total assets	$151,925	$155,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,961	$11,907
Accrued liabilities	33,552	38,396

Total current liabilities	50,513	50,303

Employee benefit plan liabilities	13,647	13,062

Shareholders' equity
Preferred stock	--	--
Common stock:
Class A	94	97
Class B	22	22
Retained earnings	87,649	92,290
Unearned compensation under restricted stock plan	--	(20)

Total shareholders' equity	87,765	92,389

Total liabilities and shareholders' equity	$151,925	$155,754

*Condensed from audited financial statements

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Month Period Ended		Twelve Month Period Ended

	January 3, 2004	December 28, 2002	January 3, 2004	December 28, 2002

Net Sales	$109,342	$118,145	$417,272	$436,989

Cost of products sold	74,249	66,600	266,119	246,744

Gross profit	35,093	51,545	151,153	190,245

Selling, general and administrative expenses	37,506	36,513	151,251	148,947
Royalty income, net	(3,843)	(2,234)	(11,688)	(10,188)

Operating income	1,430	17,266	11,590	51,486

Other income (expense):
Interest expense	(245)	(144)	(718)	(1,097)
Interest income	44	150	200	528
Miscellaneous	179	2	162	(56)

Other income (expense) -- net	(22)	8	(356)	(625)

Income before income taxes	1,408	17,274	11,234	50,861

Income taxes	409	6,221	4,045	18,816

Net income	$999	$11,053	$7,189	$32,045

Net income per common share
Basic	$0.09	$0.91	$0.61	$2.59
Diluted	$0.08	$0.90	$0.60	$2.54

Weighted average common shares outstanding
Basic	11,685	12,115	11,833	12,381
Diluted	11,757	12,291	11,944	12,641

Cash dividends per common share
Class A	$0.1100	$0.0700	$0.3600	$0.2600
Class B	$0.0950	$0.0600	$0.3100	$0.2250

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Month Period Ended

	January 3, 2004	December 28, 2002

Cash flows from operating activities
Net income	$7,189	$32,045
Depreciation and amortization	7,372	7,919
Deferred income taxes	(200)	5,400
Income tax benefit from stock options exercised	321	4,108
Items in net income not affecting cash and cash
equivalents	(517)	(3,283)
Changes in current assets	(10,815)	7,205
Changes in current liabilities	210	671

Net cash provided by operating activities	3,560	54,065

Cash flows from investing activities
Additions to property, plant and equipment	(3,695)	(5,400)
Proceeds from disposal of assets	510	369
Changes in other assets	(421)	(402)

Net cash used in investing activities	(3,606)	(5,433)

Cash flows from financing activities
Payments on long-term debt	--	(24,000)
Dividends paid	(4,139)	(3,130)
Net proceeds from issuance of common shares	868	6,618
Repurchase of common shares	(8,950)	(21,244)

Net cash used in financing activities	(12,221)	(41,756)

Net increase (decrease) in cash and cash equivalents	(12,267)	6,876

Cash and cash equivalents at beginning of period	36,198	29,322

Cash and cash equivalents at end of period	$23,931	$36,198